Exhibit 35.4

CMBS Department
MAC N9401-011
1055 10th Avenue SE
Minneapolis, MN 55414

Citigroup Commercial Mortgage Securities,

Inc. 390 GREENWICH ST

NEW YORK, New York 10013-2375

RE:	Annual Statement of Compliance for Citigroup Commercial Mortgage Trust 2015 Commercial Mortgage Pass-Through Certificates, Series 2015-P1

Per the Pooling and Servicing Agreement dated as of August 1, 2015 (the “Agreement”), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Custodian (“Wells Fargo”), hereby certifies as follows as of and for the year ending December 31, 2015 (the “Reporting Period”):

(a) A review of Wells Fargo’s activities during the Reporting Period and of its performance under the Agreement has been made under such officer’s supervision; and

(b) To the best of such officer’s knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

March 1, 2016

GAIL VANNEST
Vice President

Wells Fargo Bank, N.A.